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                                                                   EXHIBIT 10.29


                     HCA DIRECTORS' 2002 COMPENSATION/FEES



DIRECTOR COMPENSATION (BOARD)

- Non-employee directors have the choice of (i) receiving an annual retainer of $50,000 payable in restricted stock that vests one year from the date of grant; or (ii) receiving, in lieu of annual retainers for the following 5 years, $200,000 in restricted stock units that vest annually over a 5 year period at a rate of 20% per year.

-       Non-employee directors will receive a competitive option award.

- Non-employee directors are paid an attendance fee of $1,500 per meeting for all scheduled meetings of the Board.

- The Company from time to time may request a director as part of his or her service as a director to participate in business related meetings or in meetings which the Company believes will further his or her education as a director of a public company. In such event, it is the policy of the Company to reimburse the director for all reasonable travel expenses and to pay the director as an additional director's fee an amount equal to that paid a director for attendance at a board meeting. The Company shall report payments under this policy periodically to the Board committee responsible for Director compensation matters.

DIRECTOR COMPENSATION (COMMITTEES)

- Non-employee director committee members are paid a committee meeting fee of $1,200 per meeting (Committee Chairpersons $1,500) for attendance for all scheduled meetings of a respective committee in which that director serves. The Board of Directors currently has Audit, Compensation, Ethics and Compliance, Executive, Finance and Investment and Nominating Committees.

- Non-employee director committee members are paid an annual committee retainer of $3,000 (Committee Chair - $5,000) payable in cash or restricted share units.

MATCHING GIFT PROGRAM FOR DIRECTORS

- Gifts from each Director to organizations and programs exempt from taxation (pursuant to Section 501(c)(3) of the Internal Revenue Code), including civic, cultural, educational and health and human services institutions, will be matched on a dollar-for-dollar basis, from a minimum of $500 per gift, up to an aggregate maximum of $15,000 annually. The Matching Gift Program will be administered by the HCA Foundation, Inc. To qualify for a matching gift, contributions must be personal gifts from the Director's own funds (including personal or family foundations and gifts made jointly with spouses), paid in cash or securities. Pledges do not qualify for matches. Directors who have retired from service on the Board may participate in this program through the end of the first year following the year in which retirement was effective. The Company reserves the right to determine whether gifts to organizations are within certain guidelines for qualification for matching.